Exhibit 99

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com
Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL REPORTS CONTINUED SALES GROWTH

IN 2006 SECOND QUARTER

• Second Quarter 2006 Sales Increase 2.0 Percent • Second Quarter Income from Continuing Operations of $5.8 Million • Assessment of Strategic Alternatives Ongoing

LOS ANGELES, July 11, 2006 – Smart & Final Inc. (NYSE – SMF) today reported sales for its twelve-week second quarter ended June 18, 2006 of $493.7 million, an increase of $9.6 million, or 2.0 percent, over second quarter 2005 sales of $484.1 million. Income from continuing operations was $5.8 million for the second quarter 2006, or $0.18 per diluted share, compared with $8.2 million, or $0.26 per diluted share, for the second quarter 2005. Included in the operating results for the 2006 second quarter were $0.5 million net of tax, or $0.02 per diluted share, of costs associated with the company’s assessment of strategic alternatives. Comparable store sales growth for the second quarter was a negative 0.3 percent, unadjusted for cannibalization of comparable store sales by new stores opened in the past 12 months.

Etienne Snollaerts, president and chief executive officer, stated, “Our second quarter results reflect the continuation of our strong store growth program, which as anticipated has increased operating costs, and also unexpectedly weak demand in the spring season among certain classes of business customers. In the second quarter, the contribution from continued strong gross margin rates and improving trends in distribution costs partially offset the increase in costs resulting from our store development program.”

Snollaerts added, “By utilizing our extensive customer database we’ve identified target groups of customers and have developed strong incentive programs to re-build sales momentum with these key businesses as well as with targeted groups of household customers. We’re continuing to make progress during 2006 in controlling distribution costs to better leverage our sales growth. We’re also pursuing

Smart & Final Inc. Second Quarter 2006

store development and although we did not have any new store openings in the second quarter, we have stores in development for opening during the balance of 2006.”

Gross margin from continuing operations increased $1.5 million, or 1.9 percent, to $81.3 million for the second quarter of 2006 as compared with $79.7 million for the prior year second quarter. As a percentage of sales, gross margin was 16.5 percent for both second quarter 2006 and 2005. Although the aggregate year-to-year gross margin rate did not change, in the second quarter 2006 the company realized higher gross profit contribution from increased sales, which was offset by higher year-to-year distribution costs and the impact of new stores.

As a percentage of sales, operating and administrative expenses increased to 14.1 percent for the 2006 second quarter from 13.3 percent for the 2005 second quarter. Operating and administrative expenses from continuing operations increased $5.4 million, or 8.4 percent, to $69.7 million for the second quarter of 2006 as compared with $64.3 million for the prior year second quarter. The increase in dollars and as a percentage of sales was largely attributable to increased store operating costs, increased information systems costs, and costs associated with the company’s assessment of strategic alternatives.

Interest expense increased to $2.5 million for the 2006 second quarter as compared with $2.2 million for the prior year quarter, as a result of higher average debt outstanding and higher rates. At the end of the second quarter 2006 the outstanding balance on the revolving credit facility was $35.0 million compared with $30.0 million at the end of the second quarter 2005.

Cash flow from operating activities reflected cash generation of $4.2 million for the twenty-four weeks ended June 18, 2006 compared with cash generation of $31.1 million for the prior year twenty-four week period. The reduction in net cash generated from the prior twenty-four week period was primarily due to cash utilized for a class-action litigation settlement, and from increased investment in store inventories including seasonal merchandise, and associated working capital.

The company did not open any new stores during the 2006 second quarter. The company operated 250 stores at the end of the second quarter 2006 compared with 238 stores at the end of the 2005 second quarter.

As previously announced, the company has engaged Goldman Sachs & Co. to act as financial advisor to the company in studying potential strategic alternatives, in light of an announcement by the company’s majority shareholder, Casino Guichard-Perrachon S.A., that it is studying the potential sale of non-core portfolio assets. The company’s assessment of strategic alternatives is ongoing and through the end of the 2006 second quarter $0.9 million of associated pre-tax costs had been incurred. Also as previously stated, there can be no assurance as to the timing of this process, the future costs involved, or that any specific transaction will result.

Smart & Final Inc. Second Quarter 2006

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 250 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

A telephone conference call with Smart & Final’s senior management will be held on Wednesday July 12, 2006 at 8:00 a.m. Pacific Daylight Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Current and future operating trends and results may be impacted by important factors, including the implementation of key information system initiatives and their potential effect on company operations. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business, including its exploration of potential strategic alternatives. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	June 18, 2006	January 1, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,363	$31,887
Accounts receivable, less allowance for doubtful accounts of $239 in 2006 and $273 in 2005	13,754	18,410
Inventories	161,884	158,553
Prepaid expenses and other current assets	10,130	16,333
Deferred tax assets	13,356	13,036
Assets held for sale	2,129	2,129

Total current assets	240,616	240,348
Property, plant and equipment:
Land	70,858	70,860
Buildings and improvements	62,306	62,335
Leasehold improvements	138,061	137,467
Fixtures and equipment	216,358	209,751

	487,583	480,413
Less – Accumulated depreciation and amortization	234,779	221,951

Net property, plant and equipment	252,804	258,462
Assets under capital leases, net of accumulated amortization of $4,314 in 2006 and $5,106 in 2005	1,204	1,423
Goodwill	34,775	34,775
Deferred tax assets	28,749	28,749
Equity investment in joint venture	8,033	7,481
Cash held in real estate trust	123	120
Other assets	68,180	66,960

Total assets	$634,484	$638,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$53,937	$54,076
Notes payable to affiliate	33,134	33,146
Accounts payable	92,874	99,694
Accrued salaries and wages	15,705	19,898
Other accrued liabilities	35,592	56,251
Liabilities of discontinued operations	855	1,101

Total current liabilities	232,097	264,166
Long-term liabilities:
Obligations under capital leases	1,576	1,848
Bank debt	35,000	20,000
Other long-term liabilities	36,114	35,086
Postretirement and postemployment benefits	42,635	43,275

Total long-term liabilities	115,325	100,209
Commitments and contingencies Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 32,494,959 shares issued and outstanding in 2006 and 31,903,478 in 2005)	322	319
Additional paid-in capital	236,931	231,775
Retained earnings	75,817	67,523
Accumulated other comprehensive loss	(15,868)	(15,822)
Notes receivable for common stock	(18)	(18)
Treasury stock, at cost, 751,432 shares in 2006 and 729,475 shares in 2005	(10,122)	(9,834)

Total stockholders’ equity	287,062	273,943

Total liabilities and stockholders’ equity	$634,484	$638,318

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended		Twenty-four Weeks Ended
	June 18, 2006	June 19, 2005	June 18, 2006	June 19, 2005
	(Unaudited)		(Unaudited)
Sales	$493,737	$484,105	$940,516	$911,730
Cost of sales, buying and occupancy	412,487	404,373	788,449	763,823

Gross margin	81,250	79,732	152,067	147,907
Operating and administrative expenses	69,731	64,324	134,451	124,541

Income from operations	11,519	15,408	17,616	23,366
Interest expense, net	2,488	2,171	4,893	4,380

Income from continuing operations before income taxes	9,031	13,237	12,723	18,986
Income tax provision	(3,580)	(5,211)	(5,023)	(7,449)
Equity earnings of joint venture	331	165	594	155

Income from continuing operations	5,782	8,191	8,294	11,692
Discontinued operations, net of tax	—	(100)	—	(406)

Net income	$5,782	$8,091	$8,294	$11,286

Earnings (loss) per common share*:
Earnings per common share from continuing operations	$0.18	$0.27	$0.27	$0.38
Loss per common share from discontinued operations	—	—	—	(0.01)

Earnings per common share	$0.18	$0.26	$0.27	$0.37

Weighted average common shares	31,379,382	30,742,029	31,245,683	30,691,318

Earnings (loss) per common share, assuming dilution*:
Earnings per common share, assuming dilution, from continuing operations	$0.18	$0.26	$0.26	$0.36
Loss per common share, assuming dilution, from discontinued operations	—	—	—	(0.01)

Earnings per common share, assuming dilution	$0.18	$0.25	$0.26	$0.35

Weighted average common shares and common share equivalents	32,196,568	31,830,075	32,004,081	32,051,658

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended		Twenty-four Weeks Ended
	June 18, 2006	June 19, 2005	June 18, 2006	June 19, 2005
	(Unaudited)		(Unaudited)
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, buying and occupancy	83.5	83.5	83.8	83.8

Gross margin	16.5	16.5	16.2	16.2
Operating and administrative expenses	14.1	13.3	14.3	13.7

Income from operations	2.3	3.2	1.9	2.6
Interest expense, net	0.5	0.4	0.5	0.5

Income from continuing operations before income taxes	1.8	2.7	1.4	2.1
Income tax provision	(0.7)	(1.1)	(0.5)	(0.8)
Equity earnings of joint venture	0.1	—	0.1	—

Income from continuing operations	1.2	1.7	0.9	1.3
Discontinued operations, net of tax	—	—	—	—

Net income	1.2%	1.7%	0.9%	1.2%

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Twenty-four Weeks Ended
	June 18, 2006	June 19, 2005
	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$8,294	$11,692
Adjustments to reconcile income from continuing operations to net cash provided by continuing activities:
Depreciation	8,625	8,464
Amortization	7,643	5,621
Amortization of deferred financing costs	231	132
Share-based compensation	804	688
Excess tax benefit from share-based compensation	(631)	—
Deferred tax (benefit) provision	(320)	(33)
Equity earnings of joint venture	(594)	(155)
Asset impairment, at gross	542	—
Gain on disposal of property, plant and equipment	(31)	(35)
Decrease (increase) in:
Accounts receivable	4,686	4,079
Inventories	(3,330)	(1,592)
Prepaid expenses and other assets	5,180	2,063
Increase (decrease) in:
Accounts payable	(6,819)	10,754
Accrued salaries and wages	(4,193)	(7,292)
Other accrued liabilities	(15,871)	(1,813)

Net cash provided by continuing activities	4,216	32,573
Net cash used in discontinued activities	—	(1,447)

Net cash provided by operating activities	4,216	31,126

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(11,889)	(21,749)
Proceeds from disposal of property, plant and equipment	51	21
Investment in capitalized software	(3,074)	(5,025)
Change in cash held in real estate trust	(3)	(2)
Other	(9)	(97)

Net cash used in investing activities	(14,924)	(26,852)

Cash Flows from Financing Activities:
Payments on bank line of credit	(30,000)	(5,000)
Borrowings on bank line of credit	45,000	10,000
Payments on notes payable	(422)	(622)
Excess tax benefits from share-based compensation	631	—
Stock repurchases	(289)	—
Proceeds from issuance of common stock, net of costs	3,264	220

Net cash provided by financing activities	18,184	4,598

Increase in cash and cash equivalents	7,476	8,872
Cash and cash equivalents at beginning of the period	31,887	28,672

Cash and cash equivalents at end of the period	$39,363	$37,544

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